UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 6, 2009

POWER MEDICAL INTERVENTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33770	23-3011410
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2021 Cabot Boulevard, Langhorne, Pennsylvania		19047
(Address of Principal Executive Offices)		(Zip Code)

(267) 775-8100
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2009, Power Medical Interventions, Inc., a Delaware corporation (the “Company”), and Mr. Michael P. Whitman entered into a Second Amendment to the Second Amended and Restated Employment Agreement pertaining to Mr. Whitman’s service to the Company as its Chief Executive Officer (the “Amendment”).  The Company and Mr. Whitman had previously entered into a Second Amended and Restated Employment Agreement, dated as of March 23, 2007, as amended by the First Amendment to Second Amended and Restated Employment Agreement, dated as of February 8, 2008 (together with the Amendment, the “Agreement”).

The Agreement will continue, unless earlier terminated by the parties, until December 31, 2010 (the “Term”). The Term will be automatically extended for successive twenty-four month periods unless either the Company or Mr. Whitman provides a written notice at least 180 days preceding the date of any such extension that such party does not intend to extend the Term.

Mr. Whitman’s annual base salary under the Agreement is a minimum of $385,000 (“Salary”), which shall be increased each year by the percentage increase in the U.S. Department of Labor Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers and shall be reviewed annually for appropriate increases by the Board of Directors of the Company (the “Board”). In addition, Mr. Whitman will also be eligible to receive certain cash bonuses.  Mr. Whitman received a cash bonus of $115,000 for performance in fiscal year 2008, and, beginning in 2009, will be eligible to receive an annual cash bonus calculated based upon three factors (i) Company revenue, (ii) Company operating income, and (iii) achievement of performance goals as determined in the discretion of the Board; with a targeted annual aggregate cash bonus of up to 50% of Mr. Whitman’s Salary.  The formulae for determining the amounts of Mr. Whitman’s annual aggregate bonus will assign different weights to each of the three factors, such that 60% of the targeted annual aggregate bonus will be based upon the Company’s revenues, 25% of the targeted annual aggregate bonus will be based upon the Company’s operating income; and 15% of the targeted annual aggregate bonus will be determined by the Board in its sole discretion based upon performance goals set by the Board.   In addition, in the event the Company enters into a legally binding agreement relating to a Change of Control (as defined in the Agreement), Mr. Whitman will be entitled receive an annual bonus equal to 50% of Mr. Whitman’s then current Salary, plus an additional $25,000 upon closing of such transaction.

In anticipation of Mr. Whitman’s entering into the Amendment, Mr. Whitman was granted, on January 13, 2009, stock options representing 250,000 shares of the Company’s common stock with an exercise price of $0.35 per share (the closing price of the Company’s common stock as listed on the NASDAQ Global Select Market on the date of grant) and vest as to 5,209 shares at the end of each month for a period of 48 months, beginning January 31, 2009.  Notwithstanding the foregoing, Mr. Whitman’s options shall immediately vest upon Mr. Whitman’s termination without “Cause” (as defined in the Agreement) or immediately prior to the closing of a “Change of Control” (as defined in the Agreement).  In addition, Mr. Whitman shall be eligible to participate in any option exchange among the Company and its option holders with respect to certain of Mr. Whitman’s existing option grants.  If, however, a Change of Control occurs before any option exchange, Mr. Whitman shall be entitled to a bonus calculated using price per share and aggregate proceeds received by the Company.

The Amendment also revises the Agreement’s severance obligations such that if Mr. Whitman’s employment is terminated by Mr. Whitman following a Change of Control, then Mr. Whitman shall be entitled to, among other things, a severance payment equal to 300% of Mr. Whitman’s then current Salary (subject to certain reductions in accordance with various tax obligations on Mr. Whitman).  In addition, if Mr. Whitman’s employment is terminated by the Company without Cause or upon the Company’s breach of the Agreement, Mr. Whitman shall be entitled to his Salary for the remainder of the term of the Agreement, plus the continuation of certain health benefits and related payments and all unvested options granted to Mr. Whitman under the Agreement shall immediately vest and become fully exercisable.  Unless otherwise noted, the terms and provisions of the Agreement remain.

Item 9.01.                     Financial Statements and Exhibits.

(d)              Exhibits.

Exhibit No.	Description

10.1	Second Amendment to Second Amended and Restated Employment Agreement, dated as of February 6, 2009, by and between Power Medical Interventions, Inc. and Michael Whitman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

POWER MEDICAL INTERVENTIONS, INC.

Dated: February 9, 2008	By:	/s/ Brian M. Posner
Name: Brian M. Posner
Title: Chief Financial Officer